Exhibit 99.1

Imation Reports Second Quarter and First Half 2013 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--July 31, 2013--Imation Corp. (NYSE:IMN) today released financial results for the quarter and first six months ended June 30, 2013.

Imation President and Chief Executive Officer Mark Lucas commented, “Imation’s second quarter performance was in line with our expectations. Our transformation continues and we are seeing signs of progress. We are focused on high-growth market segments in data storage and security, and have dedicated teams launching differentiated products to meet customer needs globally.”

For the second quarter, Imation reported net revenue of $211.7 million, down 15.0 percent from Q2 2012, break-even operating income, including special charges of $5.1 million, and a diluted loss per share from continuing operations of $0.04. Excluding special charges, Q2 2013 operating income swung to a profit of $5.1 million and diluted earnings per share from continuing operations totaled $0.11 (See Tables Five and Six for non-GAAP measures).

For the six months ended June 30, 2013, Imation reported net revenue of $436.1 million, down 14.9 percent compared with the same period last year, an operating loss of $14.7 million, including special charges of $9.3 million, and a diluted loss per share from continuing operations of $0.43. Excluding special charges, the operating loss for the six months ended June 30, 2013 would have been $5.4 million and diluted loss per share from continuing operations would have been $0.20 (See Tables Five and Six for non-GAAP measures).

Operating results for Q2 and the first half of 2013 include the reversal of an accrual of $13.6 million for copyright levies as a result of an Italian Court ruling, discussed further below.

The Consumer Storage and Accessories (CSA) business performed better than expected in the second quarter given industry dynamics. Revenues were down 27.2 percent; however, gross margins and cash generation continued to be strong for this unit.

Imation’s Tiered Storage and Security Solutions (TSS) business posted revenue growth of almost 7 percent for the quarter driven by the added revenues from the acquisition of NexsanTM, and second-quarter gross margins were 21.7 percent, up from 19.6 percent in the prior-year period. The Company expects continued margin gains as revenue of higher-margin products increases in the Nexsan and Imation Mobile Security product portfolios.

Continued Lucas, “Going forward, the TSS segment is the growth engine of Imation, and we are making investments to advance those product portfolios. We are leveraging our international channels, expanding our sales force and introducing new products in both Nexsan and Imation Mobile Security. We remain committed to becoming a key player in data storage and security, and are confident our transformation is on track.”

As part of the Company’s focus on data storage and security, Imation is moving forward with plans to divest the MemorexTM and XtremeMacTM consumer electronics brands. Further, Imation continues to aggressively right-size the organization and implement cost-savings initiatives. SG&A expenses declined in the second quarter, reflecting benefits of these cost cutting programs.

Detailed Q2 2013 Analysis

As a result of the planned consumer electronics divestitures, the financial results for those operations are now presented as discontinued operations. The following financial results are presented for continuing operations for the current and prior periods unless otherwise indicated.

Net revenue for Q2 2013 was $211.7 million, down 15.0 percent from Q2 2012. From a segment perspective, TSS grew 6.9 percent and CSA declined 27.2 percent. Foreign currency exchange negatively impacted total Q2 2013 revenues by 3.3 percent.

Gross margin for Q2 2013 of 26.1 percent includes the reversal of a levy accrual of $13.6 million or 6.4 percent of net revenue. This particular reversal of a portion of the company's European levy accrual was triggered due to the culmination of various events including the final outcome of an Italian court ruling to which Imation was not a party. TSS gross margin for Q2 2013 was 21.7 percent up from 19.6 percent in Q2 2012. CSA gross margin was 30.2 percent and included the levy accrual reversal compared to 20.1 percent in Q2 2012.

Selling, general and administrative (SG&A) expenses in Q2 2013 were $46.5 million, down $0.8 million compared with Q2 2012 expenses of $47.3 million. The reduction was driven by Imation’s cost reduction efforts and prior intangible write-offs, which reduced these costs by approximately $8.8 million, mostly offset by the Nexsan operating expenses added as a result of the acquisition.

Research and development (R&D) expenses in Q2 2013 were $4.3 million, down $1.2 million compared with Q2 2012 expenses of $5.5 million as the Company reduced legacy R&D and increased investments on high margin projects in TSS primarily through the Nexsan acquisition.

Special charges were $5.1 million in Q2 2013 compared with Q2 2012 charges of $4.3 million.

Operating income was break-even in Q2 2013 compared with an operating loss of $7.5 million in Q2 2012. Excluding the impact of special charges, operating income swung to a profit of $5.1 million in Q2 2013 compared with adjusted operating loss on the same basis of $3.2 million in Q2 2012 (See Tables Five and Six for non-GAAP measures).

Income tax provision was $1.1 million in Q2 2013 compared with income tax provision of $0.2 million in Q2 2012. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its U.S. results in either period. The provision is higher in Q2 2013 due to improved profitability and the mix of taxable income (loss) by country.

Discontinued operations was an after tax loss of $3.3 million in Q2 2013 compared with a $2.5 million loss in Q2 2012. Discontinued operations represent the direct results of the XtremeMac and Memorex consumer electronics businesses.

Loss per diluted share from continuing operations was $0.04 in Q2 2013 compared with $0.25 in Q2 2012. Excluding the impact of special charges, adjusted earnings per diluted share would have been $0.11 in Q2 2013 compared with a loss of $0.14 in Q2 2012 (See Table Five for non-GAAP measures).

Cash and cash equivalents balance was $94.4 million as of June 30, 2013, down $3.8 million during the quarter, driven primarily by payments for restructuring and share repurchase.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, July 31, 2013, and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 PM Central Time on July 31, 2013, until 11:00 PM Central Time on August 10, 2013, by dialing 855-859-2056 (conference ID 26507556). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE: IMN) is a global data storage and information security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s storage and security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions, that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy including our global restructuring plan; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; the seasonality and volatility of the markets in which we operate; changes in European law or practice related to the imposition or collectability of optical levies; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation; ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facility; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; our ability to meet our revenue growth, gross margin and earnings targets and the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net revenue	$211.7	$249.2	$436.1	$512.5
Cost of goods sold	156.5	199.6	338.8	409.3
Gross profit	55.2	49.6	97.3	103.2

Operating expense:
Selling, general and administrative	46.5	47.3	95.8	99.6
Research and development	4.3	5.5	9.7	11.1
Restructuring and other	4.4	4.3	6.5	5.6
Total	55.2	57.1	112.0	116.3

Operating income (loss) from continuing operations	-	(7.5)	(14.7)	(13.1)

Other expense (income):
Interest income	-	(0.2)	-	(0.3)
Interest expense	0.6	0.9	1.3	1.8
Other, net	0.1	1.1	(0.1)	2.6
Total	0.7	1.8	1.2	4.1

Loss from continuing operations before income taxes	(0.7)	(9.3)	(15.9)	(17.2)

Income tax provision	1.1	0.2	1.5	1.5

Loss from continuing operations	(1.8)	(9.5)	(17.4)	(18.7)

Discontinued operations:
Loss from operations of discontinued businesses, net of income taxes	(3.3)	(2.5)	(8.8)	(5.5)

Net loss	$(5.1)	$(12.0)	$(26.2)	$(24.2)

Loss per common share - basic:
Continuing operations	$(0.04)	$(0.25)	$(0.43)	$(0.50)
Discontinued operations	(0.08)	(0.07)	(0.22)	(0.15)
Net loss	(0.13)	(0.32)	(0.65)	(0.64)

Loss per common share - diluted:
Continuing operations	$(0.04)	$(0.25)	$(0.43)	$(0.50)
Discontinued operations	(0.08)	(0.07)	(0.22)	(0.15)
Net loss	(0.13)	(0.32)	(0.65)	(0.64)

Weighted average shares outstanding
Basic	40.5	37.7	40.5	37.6
Diluted	40.5	37.7	40.5	37.6

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$94.4	$108.7
Accounts receivable, net	158.0	220.8
Inventories	124.9	166.0
Other current assets	82.1	61.6

Total current assets	459.4	557.1

Property, plant and equipment, net	54.2	58.9
Intangible assets, net	73.0	81.9
Goodwill	70.4	73.5
Other assets	22.3	22.1

Total assets	$679.3	$793.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$120.5	$162.7
Short-term debt	20.0	20.0
Other current liabilities	120.3	158.4

Total current liabilities	260.8	341.1

Other liabilities	47.8	52.0

Total liabilities	308.6	393.1
Commitments and contingencies
Shareholders' equity	370.7	400.4

Total liabilities and shareholders' equity	$679.3	$793.5

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended		Three months ended
	June 30,		June 30,
	2013		2012		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$107.3	50.7%	$151.1	60.6%	-29.0%
Audio and accessories	9.6	4.5%	9.4	3.8%	2.1%
Total Consumer Storage and Accessories	116.9	55.2%	160.5	64.4%	-27.2%
Tiered Storage and Security Solutions
Commercial storage media	61.8	29.2%	75.1	30.1%	-17.7%
Storage and security solutions	33.0	15.6%	13.6	5.5%	142.6%
Total Tiered Storage and Security Solutions	94.8	44.8%	88.7	35.6%	6.9%
Total	$211.7	100.0%	$249.2	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Consumer Storage and Accessories	$20.8	17.8%	$16.0	10.0%	30.0%
Tiered Storage and Security Solutions	(2.9)	-3.1%	(6.0)	-6.8%	-51.7%
Corp/Unallocated (1)	(17.9)	NM	(17.5)	NM	2.3%
Total operating income (loss) from continuing operations	$0.0	0.0%	$(7.5)	-3.0%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	30.2%		20.1%
Tiered Storage and Security Solutions	21.7		19.6
	26.4		19.9
Inventory write-offs related to restructuring programs	(0.3)		0.0
Total	26.1%		19.9%

	Six months ended		Six months ended
	June 30,		June 30,
	2013		2012		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$221.5	50.8%	$303.8	59.3%	-27.1%
Audio and accessories	17.2	3.9%	18.8	3.6%	-8.5%
Total Consumer Storage and Accessories	238.7	54.7%	322.6	62.9%	-26.0%
Tiered Storage and Security Solutions
Commercial storage media	128.7	29.5%	161.3	31.5%	-20.2%
Storage and security solutions	68.7	15.8%	28.6	5.6%	140.2%
Total Tiered Storage and Security Solutions	197.4	45.3%	189.9	37.1%	3.9%
Total	$436.1	100.0%	$512.5	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Consumer Storage and Accessories	$26.7	11.2%	$32.6	10.1%	-18.1%
Tiered Storage and Security Solutions	(5.9)	-3.0%	(12.5)	-6.6%	-52.8%
Corp/Unallocated (1)	(35.5)	NM	(33.2)	NM	6.9%
Total operating loss from continuing operations	$(14.7)	-3.4%	$(13.1)	-2.6%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	23.8%		20.5%
Tiered Storage and Security Solutions	21.9		19.5
	23.0		20.1
Inventory write-offs related to restructuring programs	(0.6)		0.0
Total	22.3%		20.1%

NM - Not Meaningful

(1) Corporate and unallocated amounts include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, intangible asset abandonment, corporate expense, contingent consideration adjustments, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
Cash and Cash Flow Information	2013	2012	2013	2012

Cash and cash equivalents - end of period	$94.4	$211.1	$94.4	$211.1
Capital Spending	$2.1	$3.1	$3.5	$5.1
Depreciation	$2.7	$2.1	$5.5	$4.2
Amortization	$3.3	$7.3	$6.9	$14.5

Asset Utilization Information *
			June 30	December 31
			2013	2012

Days Sales Outstanding (DSO)			60	59
Days of Inventory Supply			72	89
Debt to Total Capital			5.1%	4.8%

Other Information

Approximate employee count as of June 30, 2013:				1,010
Approximate employee count as of December 31, 2012:				1,230
Book value per share as of June 30, 2013:				$9.18
Shares used to calculate book value per share (millions):				40.4
Imation repurchased approximately 616,000 shares of its stock during the quarter for $2.5 million.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days. December 31, 2012 amount excludes Nexsan Corporation.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2013			June 30, 2012
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$211.7	$-	$211.7	$249.2	$-	$249.2
Cost of goods sold	156.5	(0.7)	155.8	199.6	-	199.6
Adjusted gross profit	$55.2	$0.7	$55.9	$49.6	$-	$49.6

Adjusted gross margin	26.1%		26.4%	19.9%		19.9%

Operating income (loss) from continuing operations	$-	$5.1	$5.1	$(7.5)	$4.3	$(3.2)

Adjusted income tax provision	$1.1	$(1.1)	$-	$0.2	$-	$0.2

Adjusted (loss) from continuing operations	$(1.8)	$6.2	$4.4	$(9.5)	$4.3	$(5.2)

Adjusted (loss) earnings per common share from
continuing operations - Diluted	$(0.04)		$0.11	$(0.25)		$(0.14)

Adjusted weighted average shares outstanding - Diluted	40.5		40.5	37.7		37.7

	Six Months Ended			Six Months Ended
	June 30, 2013			June 30, 2012
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$436.1	$-	$436.1	$512.5	$-	$512.5
Cost of goods sold	338.8	(2.8)	336.0	409.3	-	409.3
Adjusted gross profit	$97.3	$2.8	$100.1	$103.2	$-	$103.2

Adjusted gross margin	22.3%		23.0%	20.1%		20.1%

Operating (loss) income from continuing operations	$(14.7)	$9.3	$(5.4)	$(13.1)	$5.6	$(7.5)

Adjusted income tax provision	$1.5	$-	$1.5	$1.5	$-	$1.5

Adjusted (loss) from continuing operations	$(17.4)	$9.3	$(8.1)	$(18.7)	$5.6	$(13.1)

Adjusted (loss) earnings per common share from
continuing operations - Diluted	$(0.43)		$(0.20)	$(0.50)		$(0.35)

Adjusted weighted average shares outstanding - Diluted	40.5		40.5	37.6		37.6

*See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating (loss) income

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Operating loss:	$-	$(7.5)	$(14.7)	$(13.1)
Restructuring and other
Restructuring	1.6	3.1	3.1	3.7
Other	2.8	1.2	3.4	1.9
Inventory write-downs related to restructuring programs included in cost of goods sold	0.7	-	2.8	-
Total adjustments	5.1	4.3	9.3	5.6
Adjusted operating (loss) income - Non-GAAP	$5.1	$(3.2)	$(5.4)	$(7.5)

Effect on diluted EPS:
(Loss) income from operations	$(0.04)	$(0.25)	$(0.43)	$(0.50)
Restructuring and other
Restructuring	0.05	0.08	0.08	0.10
Other	0.08	0.03	0.08	0.05
Inventory write-downs	0.02	-	0.07	-
Adjusted diluted EPS - Non-GAAP	$0.11	$(0.14)	$(0.20)	$(0.35)

EBITDA:
Operating loss	$-	$(7.5)	$(14.7)	$(13.1)
Depreciation	2.7	2.1	5.5	4.2
Amortization	3.3	7.3	6.9	14.5
EBITDA	$6.0	$1.9	$(2.3)	$5.6
Restructuring and other	4.4	4.3	6.5	5.6
Inventory write-downs related to restructuring programs included in cost of goods sold	0.7	-	2.8	-
Total adjustments	5.1	4.3	9.3	5.6
Adjusted EBITDA	$11.1	$6.2	$7.0	$11.2

EBITDA is defined as operating income less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before goodwill, restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income(loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com